EXECUTION VERSION

Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

NOTES AMENDMENT AND WAIVER AGREEMENT

     This Waiver Agreement (the “Agreement”) is entered into as of February 7, 2005, among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (“Bookham plc”), Bookham, Inc., a Delaware corporation (“Bookham, Inc.” and, together with Bookham plc and its other subsidiaries whose names appear on the signature pages hereto, the “Bookham Parties”), Nortel Networks UK Limited (“NNUKL”) and Nortel Networks Corporation (“Nortel Networks”).

     WHEREAS, the parties to this Agreement are parties to a Restructuring Agreement (the “Restructuring Agreement”), dated as of December 2, 2004;

     WHEREAS, Bookham plc has issued to NNUKL an amended and restated Series B-1 Senior Secured Note, originally dated November 8, 2002, in aggregate principal amount of $30,000,000.00 (the “Series B-1 Note”);

     WHEREAS, Bookham, Inc. has issued to NNUKL an amended and restated Series A-1 Senior Unsecured Convertible Note, originally dated September 10, 2004, in the principal amount of $20,000,000.00 (the “Series A-2 Note”, together with the Series B-1 Note, the “Notes”);

     WHEREAS, Bookham, Inc. and the other Bookham Parties and NNUKL desire to further amend the Notes as set forth herein;

     WHEREAS, Bookham, Inc. and certain of its subsidiaries and NNUKL are parties to an amended and restated U.S. Security Agreement (the “U.S. Security Agreement”), dated as of December 2, 2004;

     WHEREAS, Bookham, Inc. and certain of its subsidiaries and Nortel Networks and certain of its subsidiaries have entered into certain other security and other agreements and delivered certain other documents in connection with the foregoing (all such agreements and documents, the “Related Transaction Documents”);

     WHEREAS, pursuant to the Series B-1 Note, NNUKL has extended credit to Bookham plc and, pursuant to the Series A-2 Note, NNUKL has extended credit to Bookham, Inc.; and

     WHEREAS, the Bookham Parties have requested that NNUKL agree to waive certain provisions of the Notes pursuant to the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual premises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Amendment; Waiver; Further Actions. (a) Contemporaneously with the execution and delivery of this Agreement, NNUKL hereby:

(i)	waives the application of Section 9(a)(vii) of the Series B-1 Note until the eighteen-month anniversary of the date hereof; and

(ii)	waives the application of Section 9(a)(vi) of the Series A-2 Note until the eighteen-month anniversary of the date hereof.

          Except as specifically waived hereby, each of the Restructuring Agreement, the Notes, the U.S. Security Agreement and the Related Transaction Documents shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference thereto shall mean any such document, as applicable, as modified hereby.

          (b) Contemporaneously with the execution and delivery of this Agreement, Bookham, Inc. and the other Bookham Parties agree that the Notes are amended as follows:

(i)	The following new subsection (d) shall be inserted at the end of Section 4 of the Series A-2 Note:

“(d) Within two (2) Business Days after the occurrence of a Supply-Related Prepayment Event (as defined below), the Borrower shall, upon request of Lender, apply an amount equal to the Applicable Prepayment Amount to prepay this Series A-2 Note and the Series B-1 Note on a pro rata basis (based on their respective outstanding principal amounts) in cash by wire transfer of immediately available funds.

(ii)	The following new subsection (e) shall be inserted at the end of Section 4 of the Series B-1 Note:

“(e) Within two (2) Business Days after the occurrence of a Supply-Related Prepayment Event (as defined below), the Borrower shall, upon request of Lender, apply an amount equal to the Applicable Prepayment Amount to prepay the Series A-2 Note and this Series B-1 Note on a pro rata basis (based on their respective outstanding principal amounts) in cash by wire transfer of immediately available funds.

(iii)	The following new defined terms shall be inserted in alphabetical order in Section 16 of each of the Notes:

““Addendum” means the Addendum to Optical Components Supply Agreement dated as of the date hereof between Nortel Networks

Limited, a Canadian corporation, and Bookham Technology plc that amends and supplements the Supply Agreement.”

““Applicable Prepayment Amount” means, with respect to each of the Supply Related Prepayment Events set forth in the first column of the table below (each as defined in Exhibit G to the Addendum), the corresponding amount in dollars set forth in the second column of the table below:

Supply Related Prepayment Event	Applicable Prepayment Amount
First Prepayment Event	$0.5 million
Second Prepayment Event	$1.0 million*
Third Prepayment Event	$1.0 million
Fourth Prepayment Event	$2.0 million
Fifth Prepayment Event	$1.0 million
Sixth Prepayment Event	$2.0 million
Seventh Prepayment Event	$1.0 million

*	The Applicable Prepayment Amount with respect to the Second Prepayment Event shall be reduced to $0.5 million if the Applicable Prepayment Amount with respect to the First Prepayment Event has been applied to prepay the Series A-2 Note and/or the Series B-2 Notes as required by their terms.”

““Supply Agreement” means the Optical Components Supply Agreement between Nortel Networks Limited, a Canadian corporation, and Bookham Technology plc, effective as of November 8, 2002 (as amended, modified or supplemented from time to time).”

““Supply-Related Prepayment Event” means any of the seven “Note Prepayment Events” specified in Exhibit G to the Addendum.”

          (c) Each of the Bookham Parties (A) agrees that all references to the Notes contained in the U.S. Security Agreement and the Related Transaction Documents and any filing or other documents contemplated thereby shall mean the Notes as hereby amended and (B) agrees, and agrees to cause its respective affiliates to, promptly execute and deliver any and all further agreements, instruments and other documents, and to take any and all other actions, reasonably requested by NNUKL and Nortel Networks to effect the purposes of this Agreement, including without limitation, executing and delivering amended and restated notes, security agreements, deeds, mortgages, filings and other documents.

     2. Representations and Warranties. The Bookham Parties hereby jointly represent and warrant to NNUKL and Nortel Networks as follows:

          (a) Each Bookham Party is a corporation or legal entity duly organized and validly existing under the laws of the jurisdiction of its organization and is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to result in damages to the Bookham Parties of more than $1,000,000 in the aggregate.

          (b) Each Bookham Party has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and the requisite corporate power and authority to enter into and perform this Agreement and all other agreements and documents contemplated hereby (the “Additional Documents”) and to carry out the transactions contemplated by this Agreement and the Additional Documents.

          (c) This Agreement has been, and the Additional Documents when executed will be, duly executed and delivered by the applicable Bookham Party, and constitute valid and binding obligations of such Bookham Party, enforceable in accordance with their respective terms, except that no such representation and warranty is made herein with respect to the law of any jurisdiction outside of the United States.

          (d) Other than (A) as set forth on Exhibit H to the Restructuring Agreement (B) Indebtedness secured by purchase money security interests, (C) the Series A-2 Note, (D) the Series B-1 Note, (E) $25,500,000 aggregate principal amount of 7.0% senior unsecured convertible debentures issued by Bookham, Inc. on December 20, 2004 and (F) capitalized leases, letters of credit, indemnity obligations and performance bonds not exceeding U.S.$2,000,000 in the aggregate, the Bookham Parties do not have any Indebtedness. “Indebtedness” means any obligation in respect of (i) borrowed money (excluding intercompany loans), (ii) capitalized lease obligations, (iii) obligations under interest rate agreements and currency agreements, (iv) guarantees of any obligation of any third Person, (v) letters of credit and (vi) indemnity obligations or performance bonds.

          (e) The execution and delivery of this Agreement and any Additional Documents have been duly authorized by all requisite corporate action on the part of the Bookham Parties party hereto and thereto, as the case may be.

          (f) Neither the execution or delivery by any Bookham Party of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Bookham Parties with any of the provisions hereof will (i) conflict with, violate or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of any Bookham Party; (ii) conflict with, violate, or result in the breach by any Bookham Party of any applicable law; (iii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any contract, agreement or understanding to which any Bookham Party is a party or by which any Bookham Party or any of its assets is bound; or (iv) result in the creation of any lien upon any of the assets of the Bookham Parties (other than the liens created pursuant to the transactions contemplated hereby), in each case, with respect to the foregoing, except for such conflicts, violations, breaches, terminations, defaults, rights or liens that have not had and would not reasonably by expected to have, individually or in the aggregate, a material adverse effect on any Bookham Party.

          (g) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental authority or any other person is required to be made or obtained by any Bookham Party in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization or permit, or to make such declaration, filing or registration, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Bookham Party.

          (h) As of the date hereof, other than Bookham (Canada), Inc. neither Bookham, Inc., nor any of its subsidiaries owns, leases or operates any assets in Canada, except for any Intellectual Property registered in Canada. The aggregate fair market value of the assets of Bookham, Inc. and its subsidiaries in Canada does not exceed $[**] as of the date hereof. “Intellectual Property” means trademarks, service marks, brand names, distinguishing guises, trade dress, trade names, words, symbols, color schemes, business names, internet domain names and other indications of origin, patents and pending patent applications, utility models, inventors’ certificates and invention disclosures

          (i) Bookham Technology (Shenzhen) (FFTZ) Co. Ltd. and New Focus Pacific (SHIP) Co. Ltd. are the only entities organized under the laws of China in which Bookham, Inc. or any of its subsidiaries holds an equity interest; and Bookham International Ltd. owns all the outstanding equity interests of Bookham Technology (Shenzhen) (FFTZ) Co. Ltd. and New Focus Pacific (SHIP) Co. Ltd. free and clear of all Liens.

          (j) Each Principal Subsidiary (as defined in the U.S. Security Agreement) of Bookham, Inc. is a party to the U.S. Security Agreement and is a Guarantor (as defined in the Series A-2 Note) of the obligations of Bookham, Inc. under the Series A-2 Note and the obligations of Bookham plc under the Series B-1 Note and is a Pledgor Party under the U.S. Security Agreement or the Canadian Security Agreement that is included among the Related Transaction Documents.

     3. Conditions to Effectiveness. This Agreement shall become effective as of the date first above written when the parties to this Agreement shall have received executed and delivered counterparts of this Agreement that, taken together, bear the signatures of each of the parties hereto.

     4. Indemnification. Each of the Bookham Parties hereby agrees, jointly and severally, to indemnify and hold harmless Nortel Networks and each of its affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the Restructuring Agreement, the Notes, the U.S. Security Agreement and the Related Transaction Documents, or the transactions contemplated thereby or hereby, as applicable. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the any of the Bookham Parties, any of their directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. In no event, however, shall any Bookham Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings), it being understood that the foregoing limitation shall not apply to any such damages of a third party that result in any claim against, damage to or loss, liability or expense of an Indemnified Party.

          No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to any of the Bookham Parties or any of their respective affiliates, security holders or creditors for or in connection with this Agreement, the Restructuring Agreement, the Notes, the U.S. Security Agreement and the Related Transaction Documents, or the transactions contemplated thereby or hereby, as applicable, except as set forth in the Supply Agreement and the Addendum. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

     5. Miscellaneous.

          (a) Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

          (b) Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of all of the parties to this Agreement.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

          (d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

               (i) If to any Bookham Party, at Bookham Technology plc, Caswell Towcester, Northamptonshire NN12 8EQ, United Kingdom, Attention: Corporate Secretary, with a copy to Thomas S. Ward, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109; and

               (ii) If to NNUKL or Nortel Networks, at Nortel Networks Corporation, 8200 Dixie Road, Brampton, ON L6T 5P6, Canada, Attention: Secretary, with a copy to Robert Fishman, Nortel Networks Corporation, 2221 Lakeside Boulevard, Mail Stop 991-14-B40, Richardson, TX 75082-4399.

               (iii) Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 3(d).

          (e) Entire Agreement. This Agreement and the exhibits hereto together with any other agreement referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof.

          (f) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

          (g) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

          (h) Expenses. Bookham, Inc. shall pay Nortel Networks or its designee a fee in cash equal to [**] Dollars ($[**]) (it being understood that Nortel Networks and its subsidiaries shall not be entitled to any additional reimbursement for any fees and disbursements of external legal counsel to NNUKL and Nortel Networks in connection with the preparation, negotiation, execution and delivery of this Agreement) within five (5) business days of the date of the Agreement. Except as otherwise expressly set forth in this Agreement, each party shall otherwise bear all of its own expenses incurred in connection with the transactions contemplated hereby.

* * * * *

          IN WITNESS WHEREOF, this Restructuring Agreement has been executed by the parties hereto as of the day and year first written above.

BOOKHAM TECHNOLOGY PLC

By:	/s/ Stephen M. Abely

Name:	Stephen M. Abely

Title:	Director

BOOKHAM, INC.

By:	/s/ Stephen M. Abely

Name:	Stephen M. Abely

Title:	Chief Financial Officer

NEW FOCUS, INC.

By:	/s/ Stephen M. Abely

Name:	Stephen M. Abely

Title:	President

ONETTA, INC.

By:	/s/ Thomas Kelley

Name:	Thomas Kelley

Title:	Corporate Secretary

IGNIS OPTICS, INC.

By:	/s/ Stephen M. Abely

Name:	Stephen M. Abely

Title:	President

[NOTES AMENDMENT AND WAIVER AGREEMENT]

BOOKHAM (CANADA), INC.

By:	/s/ Thomas Kelley

Name:	Thomas Kelley

Title:	Corporate Secretary

BOOKHAM (SWITZERLAND) AG

By:	/s/ Steve M. Abely

Name:	Steve M. Abely

Title:	Director and President

[NOTES AMENDMENT AND WAIVER AGREEMENT]

NORTEL NETWORKS UK LIMITED

By:	/s/ Christian Waida

Name:	Christian Waida

Title:	Director

NORTEL NETWORKS CORPORATION

By:	/s/ Khush Dadyburtor

Name:	Khush Dadyburtor

Title:	V.P. Mergers & Acquisitions

By:	/s/ Gordon A. Davies

Name:	Gordon A. Davies

Title:	Corporate Secretary

[NOTES AMENDMENT AND WAIVER AGREEMENT]